EXHIBIT 23.1

                                          CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
FRONTIER AIRLINES, INC.:

         We consent to the incorporation herein by reference of our report dated June 2, 1999, except as to Note 11, which is as of June 16, 1999, relating to the balance sheets of Frontier Airlines, Inc. as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Frontier Airlines, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



                                                         KPMG LLP

Denver, Colorado
July 14, 1999